OrthoPediatrics Corp. Announces U.S. Launch of QuickPack™

WARSAW, Indiana, December 20, 2019 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, is pleased to announce the U.S. launch of QuickPack™, a fully synthetic bone graft substitute featuring a high viscosity, calcium phosphate cement that closely mimics the mineral phase of natural bone.

With mechanical properties close to those of cancellous bone, QuickPack produces a calcium-deficient apatite that has similar composition and structure to natural bone mineral. The product is supplied in a user-friendly, self-contained, closed loop double-syringe delivery system, eliminating the need for open air mixing in a bowl and messy/inadequate transfer of material for injection. Responding directly to a medical need and to surgeons’ request, this unique solution complements the surgeon's tools box when performing bone reconstructive and trauma surgery by temporarily filling the defect and allowing new bone to form during the healing process.

Through a new partnership with Graftys®, an innovation-driven, research-based medical technology company committed to the development and manufacturing of synthetic bone biomaterials, OrthoPediatrics will offer QuickPack, through a private label agreement within the U.S.

Joe Hauser, OrthoPediatrics’ Vice President of Trauma & Deformity Correction, commented, “With the domestic launch of QuickPack, we further our mission to surround our surgeon customers with all modalities to treat their patients. The addition of this innovative bone void filler cement to our product offering is another demonstration of our ability to acquire and enhance proven technologies. We look forward to expanding our hospital and customer base through this new partnership.”

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 33 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 43 countries outside the United States.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION